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                                                                   Exhibit 10.14

                            NATIONAL CITY CORPORATION

                     SUPPLEMENTAL CASH BALANCE PENSION PLAN

                    (as Amended and Restated January 1, 2005)

                       ARTICLE 1. THE PLAN AND ITS PURPOSE

     1.1 Amendment and Restatement of the Plan. The following are the provisions of the National City Corporation Supplemental Cash Balance Plan (herein referred to as the "Plan") effective as of January 1, 2005 (herein referred to as the "Effective Date"), which is an amendment and restatement of the Plan which was in effect prior thereto. Except as provided in Section 4.9 herein, the Plan as amended and restated herein is effective with respect to certain employees who retire, become disabled, die or otherwise have a Separation from Service on or after the Effective Date. Benefits with respect to Employees who retired, became disabled, died or otherwise had a Separation of Service prior to the Effective Date shall be governed by the provisions of the Prior Plan.

     1.2 Purpose. The purpose of the Plan is to provide for the payment of certain pension and survivor benefits in addition to benefits which may be payable under other plans of the Corporation. The Corporation intends and desires by the provisions of the Plan to recognize the value to the Corporation of the past and present service of employees covered by the Plan and to encourage and assure their continued service to the Corporation by making more adequate provision for their future security than other plans of the Corporation provide.

     1.3 Operation of the Plan. The Plan shall be administered by the Plan Administrator.

                             ARTICLE 2. DEFINITIONS

     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

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          (a) Accrued Benefit: The benefit to which a Participant is entitled at any date expressed as a monthly benefit payable in the form of a single life annuity commencing on such date that is equal to the amount determined by dividing (a) by (b), where (a) is the Participant's Supplemental Cash Balance Account as of such date and (b) is the immediate annuity factor for one dollar of benefit payable as a single life annuity based upon the Participant's age in completed years and months as of such date. The immediate annuity factor shall be based on the applicable actuarial assumptions set forth in the NC Retirement Plan.

          (b) Active Participant: A Participant shall be an Active Participant for a Plan Year if the sum of his/her "Earnings" under the NC Retirement Plan together with his/her Supplemental Earnings exceeds the annual limit on compensation set forth in Section 401(a)(17) of the Internal Revenue Code, as in effect for such Plan Year.

          (c) Actuarially Equivalent Benefit: The actuarially equivalent benefit determined under the Plan using the actuarial factors set forth in the NC Retirement Plan.

          (d) Actuary: The independent actuary or firm of actuaries engaged by the Plan Administrator at its sole discretion. Such actuary or firm may be, but shall not be required to be, the same actuaries engaged by the Corporation to perform actuarial services with respect to the NC Retirement Plan.

          (e) Age: A person's actual age calculated in years and whole calendar months.

          (f) Benefit Commencement Date : The first day of the first period for which a Participant's benefits are to be paid as an annuity or any other form, without regard to whether the Participant's benefit is actually paid or commences to be paid on such date.

          (g) Change in Control: The term "Change in Control" shall have the meaning set forth in Section 11.2 of the Plan.

          (h) Committee: The Compensation and Organization Committee of the Board of Directors of the Corporation.


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          (i) Corporation: National City Corporation, a Delaware corporation, and any successor corporation.

          (j) Current Supplemental Cash Balance Account: As of any date, the Participant's Supplemental Cash Balance Account as determined by taking into account the Participant's Supplemental Pay Credits as of such date and Interest Credits through that date (without regard to Interest Credits, if any, provided for under the Plan for periods after that date).

          (k) Death Beneficiary: The person (natural or legal) who may be entitled to receive benefits payable under the Plan in the event of the death of a Participant. Such person or persons may be designated by the Participant (and such designation may be revoked or changed without the consent of any previously designated Death Beneficiary), only by an instrument, in form acceptable to the Plan Administrator, signed by the Participant and filed with the Plan Administrator before the earlier of (i) the Participant's death, or (ii) the Participant's Benefit Commencement Date. In the event that a Death Beneficiary shall not have been designated hereunder (or, if so designated shall have not survived the Participant), a Participant's Death Beneficiary shall be the person designated or otherwise treated as his or her designated beneficiary under the NC Retirement Plan.

          (l) Effective Date: January 1, 2005.

          (m) Employee: An individual employed with an Employer on a regular, active, and full-time salaried basis.

          (n) Employer: The Corporation or any corporation, organization or entity controlled by the Corporation.

          (o) FICA: The Federal Insurance Contributions Act.

          (p) Grandfathered Benefits: A Participant's Accrued Benefit determined as of December 31, 2004, provided that such Participant has had a Vesting Event on or before that date.

          (q) Interest Credits: Each Supplemental Cash Balance Account shall be credited with interest. The annual rate of


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interest to be credited shall be the applicable rate of interest set forth in
Section 1.1(2) of the NC Retirement Plan. Except as provided in Section 4.8 herein, no interest shall be credited for periods after the Participant's Benefit Commencement Date.

          (r) Internal Revenue Code: The Internal Revenue Code of 1986, as amended and in effect from time to time.

          (s) NC Retirement Plan: The National City Non-Contributory Retirement Plan as amended and restated as of January 1, 1999 and as may be amended and restated from time to time thereafter.

          (t) Normal Retirement Age: The earlier of age 65, or age 62 with 20 or more years of Vesting Service.

          (u) Participant: An Employee who has been selected by the Plan Administrator or the Committee pursuant to Article 3 of the Plan for participation in the Plan.

          (v) Plan: The Supplemental Cash Balance Plan as effective on and after the Effective Date.

          (w) Plan Administrator: The committee consisting of the Corporate Director Human Resources, the Director Executive Compensation, and the Director Compensation & Benefits, or such other group as established by the Corporate Director Human Resources to serve as administrator of the Plan.

          (x) Plan Year: The 12-month period commencing on January 1 and ending on December 31 of each year.

          (y) Prior Plan: The Plan as in effect immediately prior to the Effective Date or as of such other date as may be specified herein.

          (z) Separation from Service: The termination of a Participant's or former Participant's employment relationship with the Employer for any reason whatsoever, whether voluntary or involuntary, including by reason of retirement, quit, discharge or death; provided, however, that if the foregoing definition does not satisfy the requirements of Section 409A of the Internal Revenue Code, an appropriate definition shall be substituted in lieu of the foregoing,


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effective as of the Effective Date, or as of such other date as shall satisfy the requirements of Section 409A.

          (aa) Specified Employee: Any Participant who is a "specified employee" as defined in Section 409A of the Internal Revenue Code and the lawful Treasury Regulations promulgated thereunder.

          (bb) Supplemental Cash Balance Account: The notional account established and maintained for a Participant which shall be credited with (a) Supplemental Pay Credits and (b) Interest Credits.

          (cc) Supplemental Early Retirement Benefit: The early retirement benefit provided for by Section 4.3 of the Plan.

          (dd) Supplemental Earnings: All compensation paid to an Employee or electively deferred by an Employee excluding:

               (1) automobile and parking allowances, relocation expense payments, tuition reimbursements, signing bonuses, business expense reimbursements, the value of flex vacation bought or sold, Employer-paid club dues, cash payments upon the exercise of stock appreciation rights, cash payments upon the exercise of or disposition of stock options, dividends paid upon restricted stock, cash payments under any long-term incentive plan, deferred cash payments, Mexican tax refunds, medical supplemental adjustment payments, tax adjustments on certain payments, the lapse of restricted stock, payments under nonqualified retirement plans, lump sum severance payments and amounts not taxable to an Employee; and

               (2) bonuses, commissions, incentive compensation payments (other than all forms of long-term incentive compensation payments excluded under paragraph (1) above) or other forms of special compensation, whether paid


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               in cash to or electively deferred by an Employee, to the extent the total of such amounts exceeds $500,000;

reduced by the amount credited as "Earnings" under the NC Retirement Plan.

          (ee) Supplemental Normal Retirement Benefit: The benefit provided for by Section 4.2 of the Plan.

          (ff) Supplemental Pay Credits: A Supplemental Pay Credit shall be credited to the Supplemental Cash Balance Account of each Participant who was an Active Participant during that Plan Year. The Supplemental Pay Credit shall be calculated in the same manner as "Pay Credits" are calculated under Section 1.1(33)(a) of the NC Retirement Plan, except that: (1) such Supplemental Pay Credits shall be calculated on the basis of Supplemental Earnings; and (2) such Supplemental Pay Credits shall be calculated without regard to any "additional Pay Credits" which might be credited under Section 1.1(33)(b) of the NC Retirement Plan.

          (gg) Supplemental Retirement Benefit: The benefit provided for by
Section 4.1 of the Plan.

          (hh) Vesting Event: The earliest of the following dates with respect to a Participant:

               (1) the later of the date the Participant has attained Age fifty-five (55);

               (2) the date any benefit is in payment status hereunder; or

               (3) the Effective Date of a Change in Control (as determined in accordance with Section 11.3).

          (ii) Vesting Service: Vesting Service shall mean Vesting Service as determined under the NC Retirement Plan as in effect from time to time.

          (jj) Voting Stock: Voting Stock shall mean the then outstanding securities of a company entitled to vote generally in the election of directors.


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                    ARTICLE 3. ELIGIBILITY AND PARTICIPATION

     3.1 Eligibility. The eligibility for benefits under the Plan shall be limited to management and highly-compensated Employees. The Plan Administrator shall, from time to time and in its discretion designate certain Employees of the Corporation or its subsidiaries to be eligible for benefits under the Plan. Notwithstanding the above, the Committee may from time to time direct the Plan Administrator regarding the designation of certain Employees as to eligibility for benefits under the Plan. In such instances the Plan Administrator shall have no discretion and shall follow the instructions of the Committee.

     3.2 Removal from Participation. The Committee may, from time to time and in its sole discretion, remove any employee from the list of eligible Employees, provided such removal shall be effective only upon communication thereof in writing to the Participant prior to the earlier to occur of the following dates:
(1) the date of the Participant's death, disability, or retirement, whichever first occurs, and (2) the date of the Committee's approval of the Participant's Early Retirement as provided for in Article 4 hereof, and provided further that in the event such removal takes place after a Vesting Event, such removal shall not serve to reduce any Participant's Accrued Benefit. Upon a removal of a Participant prior to the occurrence of a Vesting Event he or she shall no longer be a Participant in the Plan.

                       ARTICLE 4. PLAN RETIREMENT BENEFIT

     4.1 Supplemental Retirement Benefits. "Supplemental Retirement Benefits" constitute the Supplemental Normal Retirement Benefit and the Supplemental Early Retirement Benefit provided for by this Article 4.

     4.2 Eligibility for Supplemental Normal Retirement Benefit. Each Participant becomes eligible for a Supplemental Normal Retirement Benefit upon attaining the Normal Retirement Age.

     4.3 Eligibility for Supplemental Early Retirement Benefit. A Participant shall become eligible for a Supplemental Early Retirement upon his/her attainment of Age 55.


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     4.4 Supplemental Normal Retirement Benefit. The annual Supplemental Normal
Retirement Benefit shall be an amount equal to the Participant's Accrued Benefit beginning with the month following the Participant's Separation from Service and continuing during his/her lifetime, the last monthly payment to be made on the first day of the month in which he/she dies.

     4.5 Supplemental Early Retirement Benefit. The annual Supplemental Early Retirement Benefit shall be an amount equal to the Participant's Accrued Benefit beginning with the month following the Participant's Separation from Service and continuing during his/her lifetime, the last monthly payment to be made on the first day of the month in which he/she dies.

     4.6 Offset of Supplemental Retirement Benefit. During the first five years of payment of any Plan benefits, the amount otherwise payable to a Participant or Death Beneficiary hereunder shall be reduced by the amount of the payments, if any, made from time to time by the Employer of the Participant's portion of FICA taxes pursuant to Section 6.3 of the Plan ("FICA Payment") divided by five (with the consequent loss to the Employer in the event the benefits cease before the end of the five year period). Further, to the extent the Participant's or Death Beneficiary's benefit under the Plan is distributed in whole or in part by lump sum payment, the FICA Payment shall be deducted from such lump sum payment (to zero, if such be the case) and any FICA Payment not so reimbursed shall be divided equally among the benefit payments scheduled over the next five years.

     4.7 Form of Payment of Supplemental Retirement Benefit. Except as provided otherwise below, the Supplemental Retirement Benefit shall be payable as a lump-sum payment of an Actuarially Equivalent Benefit, and shall be paid within ninety (90) days following the Participant's Benefit Commencement Date. In lieu of such a lump-sum payment, a Participant may elect to receive his/her Supplemental Retirement Benefit in the form of a single life annuity beginning on his Benefit Commencement Date. An election to receive such an annuity shall be made by a Participant only by an instrument, in form acceptable to the Plan Administrator, signed by the Participant and filed with the Plan Administrator by the later of: (i) the 30th day following his/her initial participation in the Plan, or (ii) December 31, 2006 (or such later date as may be


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specified in the transitional relief under Section 409A of the Internal Revenue
Code). In the event a Participant shall make no election (or if any such election shall be deemed ineffective by application of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder), a Participant's Supplemental Retirement Benefit shall be paid as a single lump sum. In addition, to the extent permitted under Section 409A of the Internal Revenue Code and in accordance with procedures established by the Plan Administrator, a Participant who has made a valid election to receive his Supplemental Retirement Benefit in the form of a single-life annuity may subsequently choose to have an Actuarially Equivalent Benefit paid in the form of a joint and survivor annuity over the lives of the Participant and his/her spouse instead, provided that any such election must be made at least twelve
(12) months prior to the Participant's Benefit Commencement Date.

     4.8 Delayed Payment for Specified Employees. Notwithstanding anything in Sections 4.7 and 11.1 to the contrary, for any Participant who is a Specified Employee, any Supplemental Retirement Benefit which would have otherwise been paid to such Participant shall be delayed until such a date which is six (6) months following his Separation from Service. For purposes of this section 4.8, the determination of the Corporation's Specified Employees shall be made as of each December 31st (the "identification date") and shall be applicable for the 12-month period commencing April 1st following that identification date. In the event that any payment or payments under the Plan are delayed as a result of the application of this Section 4.8, such delayed payments shall be credited with interest at the rate equal to the yield on the United States Treasury 6-month Treasury Bill determined as of the Participant's Benefit Commencement Date.

     4.9 Treatment of Grandfathered Benefits. Notwithstanding anything in the Plan to the contrary, the payment of any Grandfathered Benefits shall be governed solely by the terms of the Prior Plan. No provision in the Plan shall limit any election which was given to a Participant or any discretion which was reserved to the Committee, the Corporation or the Plan Administrator with respect to Grandfathered Benefits under the terms of the Prior Plan.


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                    ARTICLE 5. SUPPLEMENTAL SURVIVOR BENEFIT

     5.1 Eligibility for Supplemental Survivor Benefit. If a Participant dies before his/her Benefit Commencement Date, his/her Death Beneficiary shall be entitled to a Supplemental Survivor Benefit. If the Participant dies before he/she has satisfied the eligibility requirements for a SERP Early or Normal Retirement Benefit, the Supplemental Survivor Benefit shall be a lump sum Actuarially Equivalent Benefit equal to 50% of the Participant's Accrued Benefit under the Plan. If the Participant dies after he/she has satisfied the eligibility requirements for a Supplemental Early or Normal Retirement Benefit, the Supplemental Survivor Benefit shall be a lump sum Actuarially Equivalent Benefit equal to 66-2/3% of the Participant's Accrued Benefit under the Plan.

     5.2 Commencement of Supplemental Survivor Benefit. The Supplemental Survivor Benefit provided in Section 5.1 shall be paid to the Death Beneficiary within ninety (90) days following the Participant's Death.

     5.3 Method of Payment of Supplemental Survivor Benefit. The Supplemental Survivor Benefit shall be payable in a lump sum payment of an Actuarially Equivalent Benefit, as determined by the Actuary.

                            ARTICLE 6. MISCELLANEOUS

     6.1 Payment of Benefits. Benefits hereunder shall be paid by the Corporation from its general assets, and shall not be paid from any trust fund established pursuant to any one or more of the Corporation's qualified retirement Plans. All other provisions of the Plans relating to the payment of benefits, including but not limited to the dates of first and last payment of any benefits and the normal and optional forms of benefit payment, shall apply to the payment of benefits hereunder, except as otherwise specifically provided herein.

     6.2 Administration. Except as herein provided, the Plan shall be administered by the Plan Administrator which shall administer it in a manner consistent with the administration of


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the NC Retirement Plan, except that the Plan shall be administered as an unfunded Plan which is not intended to meet the qualification requirements of
Section 401 of the Internal Revenue Code. The Plan Administrator shall have full power and authority to interpret, construe and administer the Plan and the Plan Administrator's interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. Neither the Plan Administrator nor any member thereof shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.

     6.3 Corporation's Potential Payment of FICA Tax. The Corporation may, in its sole discretion, pay, for and on behalf of a Participant, the amount, if any, of such Participant's portion of any FICA taxes which may accrue and become payable during the Participant's employment which results from such Participant's Accrued Benefit, and the amount of any such payments(s) by the Employer (without interest) shall serve to reduce such Participant's benefits under this Plan, to the extent as is otherwise provided in the Plan.

     6.4 Participants' Rights; Death Beneficiary's Rights. Except as otherwise specifically provided, neither a Participant nor a Death Beneficiary has rights under the Plan. It is specifically intended that no benefits shall be payable under the Plan to a Participant or his/her Death Beneficiary prior to the Participant's retirement on or after his/her attainment of Normal Retirement Age, or on or after his/her meeting the requirements for an Supplemental Early Retirement Benefit (as set forth in Section 4.3), excepting only (a) Survivor Benefits payable to a Death Beneficiary pursuant to Article 5 of the Plan in the event of the death of the Participant prior to Separation from Service, and (b) the payment of benefits after the occurrence of a Vesting Event with respect to the Participant. No Participant or his or her Death Beneficiary shall have any title to or beneficial ownership in any assets of the Corporation as a result of the Plan or its benefits.


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                        ARTICLE 7. AMENDMENT; TERMINATION

     The Corporation expects to continue the Plan indefinitely, but reserves the right, by action of the Committee, to amend it from time to time, or to discontinue it if such a change or discontinuance is deemed necessary or desirable. However, if the Plan should be amended or discontinued, the Corporation shall remain obligated for benefits under the Plan with respect to Participants and Death Beneficiaries whose benefits are in payment status at the time of such action, with respect to any other Participants who have attained Normal Retirement Age as of the date of such action, and, with respect to Accrued Benefits, with respect to any other Participant as to whom a Vesting Event has occurred.

                            ARTICLE 8. UNFUNDED PLAN

     Plan Not Funded. The Plan is an unfunded Plan and its benefits are payable solely from the general assets of the Corporation.

                             ARTICLE 9. FORFEITURES

     Notwithstanding any provision in the Plan to the contrary excepting only the provisions of Article 11, in the event the Committee finds:

          (a) that an Employee or former Employee who has an interest under the Plan has been discharged by his or her Employer in the reasonable belief (and such reasonable belief is the reason or one of the reasons for such discharge) that the Employee or former Employee did engage in fraud against the Employer or anyone else, or

          (b) that an Employee or former Employee who has an interest under the Plan has been convicted of a crime as a result of which it becomes illegal for his Employer to employ him or her;

then any amounts held under the Plan for the benefit of such Employee or former Employee or his or her beneficiaries shall be forfeited and no longer payable to such Employee or former Employee or to any person claiming by or through such Employee or former Employee.


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     Each Participant agrees to the foregoing forfeiture provisions by his or her acceptance of his or her invitation to participate in the Plan and by his or her continued participation.

                     ARTICLE 10. RESTRICTIONS ON ASSIGNMENTS

     The interest of a Participant or his/her Death Beneficiary may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy.

                          ARTICLE 11. CHANGE IN CONTROL

     11.1 Treatment of Benefits. In the event of a Change in Control:

               (a) the Effective Date of such Change in Control shall be deemed a Vesting Event with respect to all Participants,

               (b) the rights of all Participants in their Accrued Benefits hereunder as of the Effective Date of such Change in Control shall be 100% vested and nonforfeitable, notwithstanding any other provision hereof; and

               (c) each Participant who has not had a Benefit Commencement Date as of the Effective Date of such Change in Control shall be paid his or her Accrued Benefit as a lump sum payment of an Actuarially Equivalent Benefit (or in such other form as the Participant shall have elected under Section 4.7 hereof) within ninety (90) days following the later of the Participant's: (i) Separation from Service; or (ii) attainment of Age 55.

     11.2 Definition of Change in Control. "Change in Control" means the occurrence of any of the following events:


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               (a) The Corporation is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such transaction;

               (b) The Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale or transfer;

               (c) The Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Corporation has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

               (d) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (d) each Director who is first elected, or first nominated for election by the Corporation's stockholders, by a vote of at least two-thirds of the Directors of the Corporation (or a committee thereof) then still in office who were Directors of the Corporation at the beginning of any such period will be deemed to have been a Director of the Corporation at the beginning of such period.


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               (e) Notwithstanding the foregoing provisions of Sections 11.2(a),
          11.2(b) or 11.2(c), in the case where the individuals who constitute the Directors of the Corporation at the time a specific transaction described in Sections 11.2(a), 11.2(b) or 11.2(c) is first presented or disclosed to the Board will, by the terms of the definitive agreement for that transaction, constitute at least a majority of the members of the board of directors of the resulting corporation or person immediately following such transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under any of the foregoing provisions of this Section 11.2, the Board may determine by majority vote of the Board that the specific transaction does not constitute a Change in Control under Sections 11.2(a), 11.2(b) or 11.2(c)

     11.3 Effective Date of Change in Control. Notwithstanding the foregoing, in the event a Change in Control ultimately results from discussions or negotiations involving the Corporation or any of its officers or directors the Effective Date of such Change in Control shall be the date such discussions or negotiations commenced.

                  ARTICLE 12. BINDING ON CORPORATION, EMPLOYEES
                              AND THEIR SUCCESSORS

     The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant and his or her surviving spouse, beneficiaries, heirs, executors, administrators and legal representatives.


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                           ARTICLE 13. LAWS GOVERNING

     The Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

     Executed this __ day of ________________, 2006 at Cleveland, Ohio, but effective as of January 1, 2005.

                                        NATIONAL CITY CORPORATION


                                        By:
                                            ------------------------------------


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